Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 2, 2015, with respect to the combined financial statements of IHP I Owner JV, LLC (a Delaware limited liability company) and Affiliates as of December 31, 2014 and for the period from November 17, 2014 to December 31, 2014 which is included in the Annual Report of Chatham Lodging Trust on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2015. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Chatham Lodging Trust on Form S-3.

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
December 23, 2016